Exhibit 4.8

CA, INC.
(formerly known as Computer Associates International, Inc.)
as Issuer
AND
U.S. BANK NATIONAL ASSOCIATION
(as successor to State Street Bank and Trust Company)
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of November 19, 2009
to Indenture
Dated as of December 11, 2002

1 5/8% Convertible Senior Notes due 2009

     FIRST SUPPLEMENTAL INDENTURE, dated as of November 19, 2009, between CA, INC. (formerly known as Computer Associates International, Inc.), a corporation duly organized and existing under the laws of the State of Delaware, as Issuer (herein called the “Company”), having its principal office at One CA Plaza, Islandia, New York 11749, and U.S. BANK NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company), a national banking association having a corporate trust office at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, as trustee under the Indenture referred to below (herein called the “Trustee”).
RECITALS OF THE COMPANY
     The Company has heretofore executed and delivered an Indenture, dated as of December 11, 2002 (the “Indenture”), to the Trustee providing for the issuance of an aggregate principal amount of $460,000,000 of its 1 5/8% Convertible Senior Notes due 2009 (the “Securities”).
     The Company has authorized the Indenture to be amended for the purpose of clarifying that any of the Securities surrendered by the Holder thereof for conversion under the Indenture after the close of business on December 1, 2009 are not required to be accompanied by payment of an amount equal to the interest otherwise payable on the date on which the principal of the Securities becomes due and payable as therein provided.
     The Company desires to amend the Indenture for the purpose set forth above in accordance with Section 9.01(viii) of the Indenture, which provides that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, for any purpose that does not adversely affect in any material respect the rights of any Holder, and pursuant to Section 9.03 of the Indenture, the Trustee is authorized to execute and deliver any such indentures supplemental, including this First Supplemental Indenture.
     NOW, THEREFORE, the Company and the Trustee agree as follows:
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
     SECTION 1.01.   Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.
     SECTION 1.02.   Rules of Construction. Unless the context otherwise requires:
     (a) the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness;

     (b) the Article and Section headings herein are for convenience only and shall not affect the construction hereof;
     (c) the words “herein” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;
     (d) “or” is not exclusive; and
     (e) the singular includes the plural and vice versa.
ARTICLE 2
AMENDMENT TO INDENTURE
     SECTION 2.01.   Amendment to Section 13.02. Section 13.02 of the Indenture is hereby amended by deleting the penultimate paragraph thereof and inserting the following in lieu thereof:
     “All Securities or portions thereof surrendered for conversion during the period from the close of business on the Regular Record Date for any Interest Payment Date to the close of business on the Business Day next preceding the following Interest Payment Date shall be accompanied by payment, in funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the Principal Amount being converted; provided, however, that no such payment need be made with respect to any of the Securities converted after the close of business on December 1, 2009 or if there shall exist at the time of conversion a default in the payment of interest on the Securities. Except as provided above in this Section 13.02, no payment or other adjustment shall be made for interest accrued on any Securities converted or for dividends on any shares issued upon the conversion of such Securities as provided in this Article.”
     SECTION 2.02.   Form of Securities. If the Company shall so determine, new Securities so modified as to conform, in the opinion of the Trustee and the Company, to this First Supplemental Indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities.
ARTICLE 3
MISCELLANEOUS
     SECTION 3.01.   Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

     SECTION 3.02.   Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 3.03.   Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the Company and the Trustee and their respective successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.
     SECTION 3.04.   Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     SECTION 3.05.   Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     SECTION 3.06.   Ratification of Indenture. The Indenture, as amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     IN WITNESS WHEREOF, the Company and the Trustee have caused this First Supplemental Indenture to be duly executed as of the date first written above.

CA, INC., as Issuer
By:	/s/ James Hodge
	Name:	James Hodge
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Earl W. Dennison Jr.
	Name:	Earl W. Dennison Jr.
	Title:	Vice President

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